CONTENTS

                                                                     	Pages

Report of Independent Accountants	                                     25

Financial Statements:

	Consolidated Balance Sheets - December 31, 1996 and 1995	             26

	Consolidated Statements of Operations for the years ended
	 	December 31, 1996, 1995 and 1994	                                   28

	Consolidated Statements of Partners' Deficit for the years
		 ended December 31, 1996, 1995 and 1994	                             29

 Consolidated Statements of Cash Flows for the years ended
  	December 31, 1996, 1995 and 1994                                   	30

	Notes to Consolidated Financial Statements	                        31-39


Report of Independent Accountants

To the Partners of the
Prime Motor Inns Limited Partnership
and AMI Operating Partners, L.P.

We have audited the accompanying consolidated balance sheets of Prime Motor Inns Limited Partnership and Subsidiary Limited Partnership as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Motor Inns Limited Partnership and Subsidiary Limited Partnership as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Partnerships will continue as a going concern. As discussed in Note 1, the Partnerships have incurred significant operating losses and have a capital deficit at December 31, 1996. These matters raise substantial doubt about the Partnerships' ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Coopers & Lybrand L.L.P.
Cincinnati, Ohio
February 21, 1997


Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Balance Sheets
December 31, 1996 and 1995 (dollars in thousands)


ASSETS 	 	                      	 	 	 	 	 	 	 	1996 	 	   	1995

Current assets:
  Cash and cash equivalents 	 	 	 	 	 	 	 	$   	834 	 	$   	792
 	Accounts receivable, net of
    allowance for doubtful accounts in
    1996 and	1995 of $19 and $20,
    respectively 	 	 	 	 	 	 	 	 	              774   	    	661
 	Prepaid expenses 	 	 	           	 	 	 	 	 	 	952 	    	 	941
 	Other current assets 	 	 	 	       	 	 	 	 	 	328  	   	 	375

 	 	Total current assets 	 	     	 	 	 	 	 	 	2,888	 	   	2,769

Property and equipment:

 	Land                            							  	 	7,653  	 	 	7,653
 	Buildings and leasehold improvements 	 	 	 55,382	  	 	55,389
 	Furniture and equipment 	 	 	 	 	 	 	 	 	 	39,978 	 	 	38,244

 	 	 	 	 	 	 	 	 	 	 	 	 	 	 	 	 	 	 	 	 	 	103,013 		 	101,286

 	Less allowance for accumulated
    depreciation and amortization 		 	 	 	 	(54,188) 	 	(49,140)

                        	 	 	 	 	 	 	 	 	 	 	48,825 	 	 	52,146

Cash and cash equivalents restricted for:
	  	Acquisition of property and equipment 	 	 1,195 	      	831
   	Interest and taxes 	 	       	 	 	 	 	 	 	 	522 	    	 	491

Other assets, net 	 	          	 	 	 	 	 	 	 	 	542 	    	 	764

 	 	Total assets 	 	 	          	 	 	 	 	  $	53,972 	 	$ 57,001

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Balance Sheets, Continued
December 31, 1996 and 1995 (dollars in thousands)

LIABILITIES AND PARTNERS' DEFICIT 	 		 	 	 	 	1996 	 	    1995

Current liabilities:
 	Trade accounts payable 	 	   	 	 	 	 	 	$   	484 	 	$   	568
 	Accrued payroll           	 	 	 	 	 	 	 	 	 	660    	 	 	688
 	Accrued payroll taxes 	 	 	 	 	 	 	 	 	 	    165 	    	 	286
 	Accrued vacation 	 	 	 	 	 	 	 	 	 	         437 	    	 	473
 	Accrued utilities 	 	 	 	 	 	 	 	 	 	        322 	    	 	326
 	Sales tax payable 	 	 	 	 	 	 	 	 	 	        274    	 	 	242
 	Other current liabilities 	 	 	 	 	 	 	 	 	 	772 	 	 	   671

 	 Total current liabilities 	 		 	 	 	 	 	 	3,114 	  	 	3,254

Long-term debt 	 	 	 	 	 	 	 	 	 	 	        65,691 	 	 	65,645
Deferred interest 	 	 	 	 	 	 	 	 	 	       	2,872  	 	 	3,685
Other liabilities 	 	 	 	 	 	 	 	 	 	         	216 	    	 	150

 	 Total liabilities 	 	 	       	 	 	 	 	 	71,893 	 	 	72,734

Commitments

Partners' deficit:
 	General partner 	 	 	 	 	 	 	 	 	 	         (751) 	 	  	(729)
 	Limited partners 	 	 	 	 	 	 	 	 	      	(17,170) 	 	(15,004)

 		 Total partners' deficit     							 	 	(17,921) 	 	(15,733)

 	 	Total liabilities
      and partners deficit 							 	      $	53,972  	 $	57,001


The accompanying notes are an integral part of the consolidated financial statements.

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Statements of Operations
for the years ended December 31, 1996, 1995 and 1994
(dollars in thousands, except per unit amounts)

 	 	 	 	 	 	 	 	 	 	                1996 	 	 	   1995 	 	 	   1994
Revenues:
 	Direct operating revenues:
 	 	Lodging 	 	 	 	 	 	 	 	      $ 	39,488 	 	$ 	36,668 	 	$ 	34,463
 	 	Food and beverage 	 	 	 	 	 	 	 	9,735 	   	 	9,402    	 		9,369
 	Other income 	 	 	 	 	 	 	 	 	      	361     	 	 	374 	     	 	341
 	Lease settlement proceeds 	 	 	 	 	 	 	- 	   	 	1,025 	        		-

 	 Total revenues 	 	  	 	 	 	 	 	 	49,584  	 	 	47,469 	 	  	44,173

Expenses:
 	Direct operating expenses
  		Lodging 			                						9,462     			8,998 	    		8,674
 	 	Food and beverage 	 	 	 	 	 	 	 	8,112   	 	 	7,809    	 		7,509
  		Marketing 	              								3,500     			3,334     			3,244
 	 	Utilities 	       	 	 	 	 	 	 	 	3,053   	 	 	2,956   	 	 	2,875
 	 	Repairs and maintenance 	 	 	 	 	3,680 	   	 	3,490 	   	 	3,379
 	 	Rent 	 	 	            	 	 	 	 	 	1,316 	   	 	1,317 	 	   	1,301
 	 	Insurance 	 	         	 	 	 	 	 	 	705     	 	 	630 	     	 	670
 	 	Property taxes 	 	  	 	 	 	 	 	 	1,382   	 	 	1,380 	   	 	1,300
 	 	Other 	           	 	 	 	 	 	 	 	8,369 	   	 	7,718 	   	 	7,593
   	Other general and
      administrative 	 	  	 	 	 	 	 	 	701 	 	     	587     	 	 	606
   	Depreciation and amortization 	 	5,423    	 		5,473 	   	 	5,626
   	Interest expense 	 	 	 	 	 	 	 	 6,069   	 	 	6,057     	 	6,069

 	 	 	Total expenses 	 	 	 	 	 	 	 	51,772 	  	 	49,749 	    	48,846

Net loss 	 	       	 	 	 	 	 	 	 	 	(2,188) 	 	 	(2,280) 	 	 	(4,673)

Net loss allocable to
  general partner 	 	 	 	 	 	 	 	 	 	 	(22)        	(23) 	    	 	(47)

Net loss allocable to
  limited partners 	 	 	 	 	 	 	 $ 	(2,166) 	 $ 	(2,257) 	 $ 	(4,626)

Number of limited partner
  units outstanding 	 	 	 	 	 	 	 	 	4,000 	   	 	4,000 	   	 	4,000

Net loss allocable to limited
partners per unit 	 	 	 	 	 		  	$   	(.54)  	$   	(.56)  	$  	(1.16)

The accompanying notes are an integral part of the consolidated financial statements.

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Statements of Partners' Deficit for the years ended December 31, 1996, 1995 and 1994
(dollars in thousands)

             	 	 	 	 	 	 	 	 	 	  General  	 	 	Limited
                                  Partner       Partner      Total
Balance at December 31, 1993 	  $   	(659) 	 	$ 	(8,121)	 	$ 	(8,780)

Net loss 	         	 	 	 	 	 	 	 	 	 	(47) 	  	 	(4,626) 	 	 	(4,673)

Balance at December 31, 1994 	 	 	 	 (706) 	  		(12,747) 		 	(13,453)

Net loss 	                								 	 	(23)  	 	 	(2,257) 	 	 	(2,280)

Balance at December 31, 1995 	 	 				(729) 	 	 	(15,004)	 	 	(15,733)

Net loss 	         	 	 	 	 	 	 	 	 	 	(22) 	  	 	(2,166) 	 	 	(2,188)

Balance at December 31, 1996 	 	$   	(751) 	 	$	(17,170)  	$	(17,921)

The accompanying notes are an integral part of the consolidated financial statements.

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Statements of Cash Flows
for the years ended December 31, 1996, 1995 and 1994
(dollars in thousands)

                           	 	 	 	 	 	 	 	 	 	1996 	    	 	1995 	   	 	1994
Cash flows from operating activities:
	 Net loss 	 	 	 	 	 	 	 	 	              $	(2,188) 	 	$	(2,280) 	 $ (4,673)
 	Adjustments to reconcile net loss
    to net cash provided by
    (used for) operating activities:
 	Depreciation and amortization
    of property 	                        	 		5,201   	 	 	5,158 	 	  	5,126
 	Lease settlement proceeds 	 	     	 	 	 	 	 	 	- 	  	 	(1,025) 	 	      -
 	Amortization of other assets 	 	 	 	 	 	 	 		222     	 	 	315     		 	500
 	Amortization of debt discount 	 	 	 	 	 	 	 	 46 	      	 	43 	     	 	40
 	Changes in operating assets
    and liabilities:
	 	   Accounts receivable 	 	 	 	 	 	 	 	    	(113)    	 	 	220      	 	(12)
   	 	Prepaid expenses 	 	        	 	 	 	 	 	 	(11) 	     	 	45 	    	 	(37)
   	 	Other current assets 			          				 	 	47 	      	 	16 	   	 	(117)
   	 	Other assets 	              	 	 	 	 	 	 	 	- 	      	 	10 	      	 	2
   	 	Trade accounts payable 	 	 	 	 	 	 	 	  	(84) 	    	 	166     	 	(206)
   	 	Accrued payroll 	 	 	 	 	 	         	 	 	(28) 	    	 	(26) 	   	 	124
   	 	Accrued payroll taxes 	 	 	 	 	 	 	 	  	(121)     	 	 	28 	     	 	39
   	 	Accrued vacation 	 	 	 	 	 	        	 	 	(36) 	     	 	37 	     	 	59
   	 	Accrued utilities 	 	 	        	 	 	 	 	 	(4)    	  	 	77 	    	 	(65)
   	 	Sales tax payable 	 	        	 	 	 	 	 	 	32 	      	 	21 	      	 	9
   	 	Other current liabilities 	 	 	 	 	 	 	 	101 	      	 	28       	 	82
   	 	Deferred interest 	      	 	 	 	 	 	 	 	(813) 	   	 	(741) 	   	 	580
   	 	Other liabilities 	        	 	 	 	 	 	 	 	66 	       	 	- 	 	      	-
Net cash provided by operating activities 	 	2,317 	 	   	2,092 	  	 	1,451

Cash flows from investing activities:
 	Additions to property and equipment 	 	 	 (1,880)	  	 	(2,423)  	 	(2,773)
 	Decrease (increase) in restricted cash 	 			(395) 	   	 	(245) 	   	 	291

Net cash used for investing activities 	 	 	(2,275) 	 	 	(2,668) 		 	(2,482)

Cash flows from financing activities:
 	Long-term borrowings 	 	 	 	 	 	 	 	 	 	 	 	  	-  	 	    	  -         675
  Borrowings under revolving
    credit facility                          1,600   	 	 	1,200 	  	 	1,763
 	Repayment of revolving credit facility 	 	(1,600) 	 	 	(1,200) 		 	(1,763)

Net cash provided by financing activities 	 	 	  -	 	 	       - 	    	 	675

Net increase (decrease) in cash and
  cash equivalents 	 	 	 	 	 	           	 	 	 	42    	 	 	(576)  	 	 	(356)

Cash and cash equivalents, beginning
  of year 	 	 	 	 	 	 	 	 	 	                  792   	 	 	1,368 	  	 	1,724

Cash and cash equivalents, end of year 	 	$   	834	 	  $   	792 	 	$ 	1,368

Supplementary cash flow data:
 	Interest paid 	 	 	 	 	 	 	 	 	         $ 	6,836 	  	$ 	6,755 	 	$ 	5,449

Noncash activities:
 	Lease settlement proceeds received
    from former affiliate in the form
    stock	used to reduce long-term debt 	 $     	-  	 	$ 	1,025 	 	$     	-

The accompanying notes are an integral part of the consolidated financial statements.

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Notes to Consolidated Financial Statements

1. 		Organization, Operations and Bankruptcy:

Prime Motor Inns Limited Partnership (the "Partnership") and its 99%-owned subsidiary, AMI Operating Partners, L.P. ("Operating Partners"), were formed in October 1986 under the Delaware Revised Uniform Limited Partnership Act. The Partnership and Operating Partners are referred to collectively as the "Partnerships". Prime-American Realty Corp. (the "General Partner"), a subsidiary of Prime Hospitality Corporation ("Prime"), formerly Prime Motor Inns, Inc., is the general partner of and holds as its principal asset a 1% partnership interest in the Partnership and in Operating Partners.

In December 1986, the Partnership consummated an initial public offering (the "Offering") of 4,000,000 units of limited partnership interest (the "Units") in the Partnership, and used the funds received to acquire the 99% limited partnership interest in Operating Partners. Units are evidenced by depositary receipts which are listed on the New York Stock Exchange. Operating Partners commenced operations in December 1986 when it used the Offering proceeds and issued mortgage notes (the "Mortgage Notes") in the principal amount of $61,470,000 to purchase 16 full service hotels (the "Inns") from subsidiaries of Prime. The Partnerships operate and maintain 9 Inns in Maryland, 5 in Pennsylvania and 2 in Connecticut, all of which are presently franchised as part of the "Holiday Inn" system.

Profits and losses from operations and cash distributions of the Partnerships combined are generally allocated 1.99% to the General Partner and 98.01% to the limited partners. Any profits and losses from operations in excess of certain specified annual and cumulative returns on investments in limited partner shares, as defined (generally 12.5%), are allocated approximately 30% to the General Partner and 70% to the limited partners.

Until November 30, 1990, the Inns were operated by AMI Management Corp. ("AMI Management"), another subsidiary of Prime, under the terms of a lease between AMI Management and Operating Partners (the "Lease"), guaranteed by Prime (the "Guaranty"). The Lease was a net lease that granted AMI Management the right to use the Inns until December 31, 1991.

On September 18, 1990, Prime announced that it and certain of its subsidiaries, including AMI Management but not the General Partner, had filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida. AMI Management defaulted on the payment of base rent due November 1, 1990 under the Lease. On November 7, 1990, the Partnership gave notice of default to, and demanded payment from AMI Management and Prime. AMI Management and Prime also filed a motion to reject the Lease and Guaranty and, by order of the bankruptcy court dated December 7, 1990, the bankruptcy court approved such rejection and the Lease and Guaranty were terminated effective as of November 30, 1990 (see Note 3).

Operating Partners was in default under its mortgage loan agreement as of and prior to December 31, 1991 as a result of, among other things, the bankruptcy filing by Prime and AMI Management. On March 28, 1991, the Partnerships received a notice of acceleration and demand for payment of the entire outstanding balance of the Mortgage Notes along with certain conditions under which the lenders would pursue discussions with respect to restructuring the Mortgage Notes.

On February 28, 1992, Operating Partners filed with the United States Bankruptcy Court a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, seeking confirmation by the bankruptcy court of a prepackaged plan of reorganization (the "Plan"). The New York Bankruptcy Court confirmed the Plan, on May 28, 1992, which became effective as of June 12, 1992 (the "Effective Date"). Upon confirmation of the Plan, the New York Bankruptcy Court approved the Restated Loan Agreement (the "Restated Loan Agreement") which, among other things, extended the maturity date of the Mortgage Notes to December 31, 1999 (refer to Note 5 for a further discussion of this matter).

Although the Plan was approved, the Partnerships may not be able to continue as going concerns unless cash flow from operations are sufficient. The Partnerships have incurred significant operating losses and have a capital deficit at December 31, 1996. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or the amounts of liabilities that might be necessary should the Partnerships be unable to continue as going concerns.

2.		Summary of Significant Accounting Policies:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The following is a summary of certain significant accounting policies used in the preparation of the consolidated financial statements.

a.	Principles of Consolidation:  The consolidated financial
statements include the accounts of the Partnership and its 99%-owned subsidiary limited partnership, Operating Partners. Operating partners operates on the basis of a calendar year ending on the Friday which is most proximate to December 31 of any given year. All material intercompany accounts and transactions have been eliminated.

b.	Cash Equivalents:  Cash equivalents are highly liquid
investments with a maturity of three months or less when acquired.

c.	Property and Equipment:  Property and equipment are stated at the lower of cost or fair market value. The net carrying value of property and equipment as of December 31, 1991 was reduced to estimated fair market value, through a charge to expenses in the amount of $46,354,000. Expenditures for improvements and major renewals are capitalized. Expenditures for maintenance and repairs, which do not extend the useful life of the asset, are expensed as incurred. For financial statement purposes, provision is made for depreciation and amortization using the straight-line method over the lesser of the estimated useful lives of the assets or the terms of the related leases. For federal income tax purposes, accelerated methods are used in calculating depreciation.

d.	Impairment of Long Lived Assets:  In March 1995, the
Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long Lived Assets" which is effective for years beginning after December 15, 1996, with earlier adoption encouraged. The Partnerships elected early adoption of SFAS No. 121 in 1995. In accordance with this new pronouncement, the Partnerships review for impairment and recoverability of, primarily, property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the assets carrying amount to determine if a write-down is required.

e.	Other Assets:  Franchise fees, deferred lease costs, and
deferred debt acquisition costs are amortized on a straight-line basis over the estimated lives of the assets or the specific term of the related agreement, lease or mortgage loan.

f.	Net Loss per Unit:  Net loss per Unit is calculated based on net loss allocable to limited partners divided by the 4,000,000
Units outstanding.

g.	Reclassification:  Certain 1995 and 1994 amounts have been
reclassified to conform to the 1996 presentation.

3.		Operations of the Inns:

a.	Lease and Guaranty:  Prior to the rejection and termination
of the Lease and Guaranty effective as of November 30, 1990, the Lease granted AMI Management the right to use the Inns for the operation of hotels and related purposes.

	AMI Management defaulted on the payment of $1,311,000 of base rent due on November 1, 1990. Pursuant to the joint motion approved by order of the bankruptcy court on January 8, 1991, the Partnerships, AMI Management and Prime entered into an agreement providing for the assumption by Operating Partners of the operations of the Inns (the "Agreement"). The Partnerships also effectively assumed control over certain accounts receivable, supplies, equipment and other assets and responsibility for certain accounts payable and other liabilities arising from the operations of the Inns by AMI
Management during the term of the lease. Disputes between the parties existed at December 31, 1991 as to, among other things, the value of certain assets and liabilities under the Agreement.
 Operating Partners entered into an agreement in 1992 (the
"Omnibus Agreement") under which, among other things, Operating Partners assigned to the holders of the Mortgage Notes its claims against Prime and AMI Management and agreed that amounts recovered on such claims would be allocated among financial claims (the proceeds of which would be applied to the repayment of the Mortgage Notes) and operating claims (the proceeds of which would be available to finance capital improvements to the
Inns).

	In July, 1992 the servicing agent for the holders of the Mortgage Notes, Prime and AMI Management reached a settlement (the "Settlement") of claims which was approved by the Florida Bankruptcy Court. Under the Settlement, various claims of the holders of the Mortgage Notes against Prime and AMI Management were allowed; Operating Partners will not make any payments to or for the benefit of any other party; and Prime, AMI
Management and Operating Partners have exchanged mutual releases.

	In February 1995, the Partnership received proceeds totaling approximately $1,025,000 from the sale of 127,924 shares of Prime common stock received in the Settlement. The proceeds were recognized as lease settlement proceeds in the consolidated statements of operations and were used to reduce the principal balance on the Mortgage Notes.

b.	Franchise Agreements:  Holiday Inns, Inc. and it's affiliates engaged in administering the "Holiday Inn" system (collectively, "HII") extended the franchise agreement for Baltimore Inner
Harbor Inn to 2005. The franchise agreements for twelve of the Inns expire in 1997 and the remaining three Inns' agreements expire one each in 1998, 1999 and 2001.

	HII has notified the Partnerships that certain capital expenditure projects at the Inns will be required to maintain the Inns' franchise status. For twelve of the Inns whose franchises expire in 1997 the capital expenditures have been estimated by Operating Partners to approximate $13,000,000, however, such capital expenditures are subject to negotiation with HII. Operating Partners will have one year, which may be negotiable, from the franchise expiration date to complete the capital improvements. In addition, Operating Partners will be required to pay franchise renewal costs of approximately $884,000 for the twelve Inns whose franchises expire during 1997. The loss of the Holiday Inn franchise status of any of the Inns may have a near term adverse impact in the Partnerships' results of operations.

c.	W&H Management Agreement:  Winegardner & Hammons, Inc.
("W&H") continues to manage the operations of the Inns pursuant to its management agreement with Operating Partners which provides for an annual management fee of 2.25% of the gross revenues of the Inns and certain incentive management fees. W&H is also reimbursed for miscellaneous out-of-pocket expenses allocated to the Inns, including expenses incurred in providing certain administrative services for the Partnerships, royalties and marketing, advertising, public relations, and reservation services, subject to certain limitations. The management agreement expires December 31, 2000 and is cancelable by either W&H or the Operating Partners, without cause or penalty, upon ninety days written notification. At December 31, 1996 and 1995, the Partnerships had approximately $61,000, in receivables from an entity controlled by W&H which manages certain of the Inns' lounges.

4. 		Other Assets:

The components of other assets are as follows (in thousands):

              	 	 	 	 	 	 	 	 	 	1996  	 	 	1995

Deferred lease costs 	      	 	$   	21 	 	$   	21
Debt acquisition costs 	 	      	2,839 	 	 	2,839
Franchise fees 	 	 	 	 	 	      	 	820 	   	 	820
Other 	 	 	 	 	 	 	 	 	 	            4 	     	 	4

      	 	 	 	 	 	 	 	 	 	 	 	 	 	3,684 	 	 	3,684

Less accumulated amortization 	 	3,142  	 		2,920

 	 	 	 	 	 	 	 	 	 	 	 	 	 	  	$  	542 	 	$  	764

4.		Other Assets, Continued:

Amortization of debt acquisition costs charged to expense was $161,000, $174,000 and $359,000 in 1996, 1995 and 1994
respectively. Amortization of franchise fees charged to expense was $61,000 in 1996 and $141,000 in 1995 and 1994.



5.		Debt:

Long-term debt consists of:

                           	 	 	 	 	 	 	 	 	 	1996          	 	1995
Mortgage notes, net of unamortized
  discount of $158,000 in 1996
  and $204,000 in 1995 	         						 	$ 	54,191,000 	 	$ 	54,145,000

Priming loan, interest at 11% 								 	 	  11,500,000   	 		11,500,000

 	 	 	 	 	 	 	 	 	 	 	 	 	 	  	 	 	 	 	 	$ 	65,691,000 	 	$ 	65,645,000

In confirming the bankruptcy Plan of Reorganization on May 28, 1992, the New York Bankruptcy Court approved the Restated Loan Agreement which called for the following provisions: $3,467,127 of accrued and unpaid interest at December 31, 1991 (the
"Deferred Amount") to be added to the principal amount of the Mortgage Notes, but to bear interest only from and after January
1, 1995; the Mortgage Notes (not including the Deferred Amount) to bear interest payable at a rate of 8% per annum in 1994; the principal amount of the Mortgage Notes (including the Deferred Amount) to bear interest at the rate of 10% per annum from January 1, 1995 until maturity; and maturity of the Mortgage
Notes (including the Deferred Amount) to be extended to December 31, 1999. In addition, the Restated Loan Agreement provides for the deeds to the Inns and assignments of other assets of Operating Partners to be held in escrow until maturity of the Mortgage Notes. Under the terms of the Restated Loan Agreement, the Mortgage Notes are repayable at any time without penalty.

The Restated Loan Agreement also provides for a shared appreciation feature that calls for Operating Partners to pay additional interest to the mortgage lenders, based on sale or appraisal values of the Inns compared to the principal amount of the Mortgage Notes, upon payment, prepayment, maturity or acceleration of the Mortgage Notes, or upon sale of one or more of the Inns. The Partnerships periodically estimate the fair value of the Inns to determine if a reserve is needed for future payments to lenders under the shared appreciation feature. While the estimates of fair value are based on an analysis of the facilities and determined under industry standards, the amounts the Partnerships will ultimately realize upon the sale of the properties or appraised values could differ materially in the near term from the estimated fair values used in the calculation of the reserve. There was no additional interest accrued or paid to the lenders under this feature in 1996, 1995 or 1994.

The Restated Loan Agreement was accounted for as a modification of terms in accordance with Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings". Accordingly, the carrying value of the Mortgage Notes and Deferred Amount was not adjusted to reflect the terms of the Restated Loan Agreement. The effect of the changes in the terms of the Mortgage Notes will be recognized prospectively over the life of the Mortgage Notes, through an adjustment of the effective interest rate on the Mortgage Notes and Deferred Amount to approximately 8.5% per annum (the "Effective Rate"). The amount by which interest payable at the Effective Rate exceeded the amount of interest paid at the stated rate, has been accrued and is included in deferred interest payable at December 31, 1996 and 1995. The amount by which interest paid at the stated rate exceeds the amount of interest payable at the Effective Rate will reduce the deferred interest balance in future periods.

As part of the Plan, certain members of the lending group also agreed to provide Operating Partners post-petition financing (the "Priming Loan"). Borrowings under the Priming Loan, may be used to finance capital improvements or to fund operating cash requirements. The portion used for capital improvements (defined as the Tranche A Loan), which may be up to the full amount of the $14,000,000 available, is due on December 31, 1999 and provides for a prepayment premium of 2%. The portion used for operating cash requirements (defined as the Tranche B Loan), which cannot exceed $2,500,000, is also limited to the amount remaining after borrowings for capital improvements. Borrowings under the Tranche B loan are pursuant to a revolving facility, such that amounts repaid can be reborrowed up to the limits of availability. These revolving credit borrowings are subject to the mandatory repayment provisions described below. There were no outstanding borrowings under the revolving facility at December 31, 1996 or December 31, 1995.

As of December 31, 1996 and 1995, the outstanding balance under the Priming loan was $11,500,000. The entire amount in 1996 and 1995 represents borrowings under the Tranche A loan. The Priming Loan agreement places certain restrictions on the use of Operating Partners' cash flow and sales proceeds. Operating cash flow can be used only in accordance with the Priming Loan agreement, which calls for, among other things, monthly deposits into an escrow account held by or on behalf of the lenders for the payment of a furniture, fixtures and equipment reserve of 5% of gross revenues. The cash on hand from the operation of the Inns less the current month projected cash deficiency, if any, less a working capital reserve not to exceed $2,000,000, shall be utilized to first repay any outstanding borrowings under the Tranche B Loan and then paid into an escrow account held on behalf of the lenders for the payment of taxes and insurance.

6.		Commitments:

a.	Operating Leases:  Four of the Inns are held pursuant to land leases and three of the Inns are held pursuant to land and building leases, which are accounted for as operating leases.
The leases have terms expiring at various dates from 2000 through 2024 and options to renew the leases for terms varying from ten to forty years. Five of the leases are subject to an escalating rent provision based upon inflationary indexes, which adjusts the lease payment every five to ten years depending on the respective lease. One of the leases is a land lease with a subsidiary of Prime that expires in 2000 (with an option to extend 40 years) and requires annual rentals of $24,000. Future minimum lease payments will be as follows:

Year      	 	 	 	 	 	 	 	Amount

1997 	   	 	 	 	 	 	 	 	1,254,000
1998 	 	   	 	 	 	 	 	 	1,348,000
1999 	 	 	   	 	 	 	 	 	1,372,000
2000 	 	 	 	   	 	 	 	 	1,381,000
2001 	 	 	 	 	   	 	 	 	1,357,203
2002 and thereafter 	 	19,552,364

Rent expense under these leases totaled $1,258,000, $1,260,000 and $1,253,000 in 1996, 1995, and 1994, respectively.

7.	Income Taxes:

No federal or state income taxes are reflected in the accompanying financial statements of the Partnerships. Based upon an opinion of counsel of the Partnership obtained in 1986, which is not binding upon the Internal Revenue Service, the Partnerships were not taxable entities at their inception. The partners must report their allocable shares of the profits and losses of the Partnerships in their respective income tax returns.

The Revenue Act of 1987 (the "1987 Act") added several provisions to the Internal Revenue Code which affect publicly traded partnerships such as the Partnership. Under these rules, a publicly traded partnership is taxed as a corporation unless 90% or more of its income constitutes "qualifying income" such as real property rents, dividends and interest. The 1987 Act also provided certain transitional rules, however, which generally exempt publicly traded partnerships in existence on December 17, 1987 from application of the new rules until after 1997, subject to various limitations.

If the Partnership's operations continue as described herein, the Partnership should not be taxed as a corporation until after 1997. However, publicly traded partnerships which add a substantial new line of business are not eligible for relief under these transitional rules and it is possible that the Internal Revenue Service could contend that the Partnership should be taxed as a corporation after November 30, 1990, the date of termination of the Lease. Also, it should be noted that with respect to the partners, the 1987 Act also contained rules under which the income of the Partnership will be treated, effectively, as "portfolio income" for tax purposes and will not be eligible to offset losses from other passive activities. Similarly, any losses of the Partnership will not be eligible to offset any income from other sources.

The Partnerships have determined that they do not have to provide for deferred tax liabilities based on temporary differences between financial and tax reporting purposes. The tax basis of the net assets of the Partnerships exceeded the financial reporting basis at December 31, 1996 and is expected to do so at December 31, 1997.